SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
________________________________

Date of Report (Date of earliest event reported) October 22, 2003

REGAL-BELOIT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	200 State Street, Beloit, Wisconsin	53511
	(Address of principal executive offices)	(Zip Code)

(608) 364-8800
Registrant’s telephone number, including area code

Item 7. Financial Statements and Exhibits

a) Not applicable.

b) Not applicable.

c) Exhibits. The following exhibit is being filed herewith.

(99) Press Release of REGAL-BELOIT Corporation dated October 22, 2003

Item 9. Regulation FD Disclosure.

On October 22, 2003, REGAL-BELOIT CORPORATION (the “Company”) issued a press release disclosing, among other things, the Company’s third quarter financial results for the reporting period ended September 30, 2003. A copy of the Company’s press release is attached as Exhibit 99 to this Current Report on Form 8-K (this “Current Report”).

The Company intends that certain matters disclosed in this Current Report (including the exhibit hereto) are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of October 22, 2003. Factors that could cause such a variance include, but are not limited to, cyclical downturns affecting the markets for capital goods, substantial increases in interest rates which impact the cost of the Company’s outstanding debt, the success of the Company’s management in increasing sales and maintaining or improving the operating margins of its business, the availability of or material increases in the costs of select raw materials or parts, actions taken by competitors, and the Company’s ability to satisfy various covenant requirements under its credit facility. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Current Report (including the exhibit hereto) are made only as of October 22, 2003, and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION

By: /s/ Kenneth F. Kaplan

Kenneth F. Kaplan

Vice President, Chief Financial Officer

and Secretary

Dated: October 22, 2003

Exhibit 99

REGAL-BELOIT CORPORATION REPORTS

THIRD QUARTER EPS OF $.26

October 22, 2003 (Beloit, WI): James L. Packard, Chairman and CEO of REGAL-BELOIT CORPORATION (AMEX: RBC), today reported third quarter 2003 net income of $6.5 million and earnings per share of $.26, both virtually unchanged from the second quarter of this year.

The Company’s third quarter net income was 8.5% below the $7.1 million, or $.28 per share, earned in the third quarter of 2002. Net sales of the Company were $159.0 million in the third quarter, increasing 3.2% from $154.0 in comparable 2002 and 2.8% sequentially from the second quarter this year. Electrical Group sales of $114.5 million were 6.3% higher than third quarter 2002 and also represented a 5.1% sequential increase over the second quarter of 2003. Mechanical Group sales in the third quarter were $44.5 million, reflecting a 3.9% decrease from 2002’s third quarter and a 2.8% decline from the second quarter this year. (See accompanying financial schedules for additional segment data.)

Net income for the first nine months of 2003 was $19.1 million, or $.76 per share, 4.4% lower than $19.9 million, or $.83 per share, earned in 2002’s first nine months. Net sales for the first nine months of 2003 and 2002 were $467.0 million and $459.3 million, respectively, a 1.7% increase in 2003.

Income from operations for the Company was $11.6 million in the third quarter of 2003, 3.6% lower than the second quarter of this year. Income from operations as a percentage of net sales (“operating margin”) decreased to 7.3% in the third quarter from 7.8% in the second quarter. The reduction was due to a decrease in operating margin in our Electrical Group to 7.0% in the third quarter from 7.6% the previous quarter. The Electrical Group margin reduction was due primarily to unfavorable start-up manufacturing variances as we closed two plants and consolidated production into four of our other facilities.

The Company’s cash flow from operations improved to $19.7 million in the third quarter from $15.0 million in comparable 2002. A combination of earnings, depreciation and a $6.6 million reduction in inventories during the third quarter accounted for 94% of the cash flow from operations. After capital spending of $4.5 million in the quarter ($14.4 million year-to-date) and regular dividends, we were able to reduce debt by $12.5 million to $206.8 million at September 30, 2003. Our capitalization ratio (Debt divided by Total Capital) at quarter’s end was 34.3%.

“While there were many positives in the third quarter, we were not without our challenges,” said Mr. Packard. “Among the quarter’s positives were a sequential increase in our power generation and electric motor sales, increased operating cash flow permitting $12.5 million of debt reduction, and our ability to sustain our level of net income and EPS. Among the challenges we faced were continued lack of any sustained improvement trend in orders in our electric motors operations and in several of our mechanical operating units, and start-up inefficiencies associated with our plant consolidation programs.”

“Based on favorable economic news we have all been hearing for several months now and the positive expectations of increasing numbers of our OEM and distributor customers, we continue to anticipate improved demand for our products in 2004. While the full benefits of our plant consolidation programs are taking somewhat longer to realize than we had expected, we still expect to fully achieve these benefits during 2004.”

“The outlook for the fourth quarter of this year continues uncertain,” added Mr. Packard. “We still have not seen sufficiently positive order trends to support our saying that our markets have turned up. But based on input from a number of OEM customers that they are not increasing their new orders in the fourth quarter, but are continuing to reduce their inventories and strengthen their year-end balance sheets, we now expect to see a typical fourth quarter reduction in sales. We view this as another temporary delay before improved market demand. Given the softer expectations for fourth quarter sales and increases in commodity prices, we are estimating fourth quarter earnings to be in the range of $.22 - .26 per share.”

REGAL-BELOIT will hold a telephone conference call pertaining to this news release at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, October 22, 2003. Interested parties should call 1-888-423-3274 a few minutes before the call is scheduled, referencing the REGAL-BELOIT conference call.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this news release may be forward looking statements. Actual results may differ from those contemplated. Forward looking statements involve risks and uncertainties, including but not limited to, the following risks: 1) cyclical downturns affecting the markets for capital goods, 2) substantial increases in interest rates that impact the cost of the Company’s outstanding debt, 3) our success in increasing sales and maintaining or improving the operating margins of our businesses, 4) the availability of or material increases in the costs of select raw materials or parts, 5) actions taken by our competitors, and 6) our ability to satisfy various covenant requirements under our credit facility. Investors are directed to the Company’s documents, such as its Annual Report on Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States and Canada, and in Europe and Asia.

# # #

Corporate Offices

200 State Street ● Beloit, WI 53511-6254

608-364-8800 ● Fax: 608-364-8818

Website: www.regal-beloit.com

STATEMENT OF INCOME		(Unaudited)
In Thousands of Dollars	Three Months Ended,		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Net Sales	$159,031	$153,997	$467,000	$459,284
Cost of Sales	122,599	117,420	356,951	348397
Gross Profit	36,432	36,577	110,049	110,887
Operating Expenses	24,783	24,028	75,069	72,570
Income From Operations	11,649	12,549	34,980	38,317
Interest Expense	1,612	1,919	4,907	7,781
Interest Income	8	102	50	128
Income Before Taxes	10,045	10,732	30,123	30,664
Provision For Income Taxes	3,535	3,621	11,062	10,728
Net Income	$ 6,510	$ 7,111	$19,061	$19,936
Per Share of Common Stock:
Earnings Per Share	$ .26	$ .28	$ .76	$ .83
Earnings Per Share-Assuming Dilution	$ .26	$ .28	$ .76	$ .83
Cash Dividends Declared	$ .12	$ .12	$ .36	$.36
Average Number of Shares Outstanding	25,031,656	25,012,851	25,029,364	23,907,356
Average Number of Shares-Assuming Dilution	25,285,081	25,121,298	25,238,663	24,041,681

CONDENSED BALANCE SHEET
In Thousands of Dollars
	(Unaudited)	(Audited)
	September 30, 2003	December 31, 2002
Assets
Current Assets:
Cash and Cash Equivalents	$ 7,946	$ 5,591
Receivables, less reserves of $1,418 in 2003 and $1,465 in 2002	90,274	79,099
Inventories	128,566	134,037
Other Current Assets	12,317	10,805
Total Current Assets	239,103	229,532
Net Property, Plant and Equipment	171,547	173,740
Goodwill	313,265	313,265
Other Noncurrent Assets	16,153	17,451
Total Assets	$ 740,068	$ 733,988

Liabilities and Shareholders’ Investment
Current Liabilities	$ 78,995	$ 72,127
Long-Term Debt	206,706	222,812
Other Noncurrent Liabilities	60,117	57,626
Shareholders’ Investment	394,250	381,423
Total Liabilities and Shareholders’ Investment	$ 740,068	$ 733,988

NOTES TO FINANCIAL STATEMENT

1. Certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted from these statements, and therefore these statements should be read in conjunction with the Company’s 2002 Annual Report and Securities and Exchange Commission filings.

  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year. Certain items, such as income taxes, LIFO charges, and various other accruals, are included in these statements based on estimates for the entire year.

SEGMENT INFORMATION
In Thousands of Dollars
	(Unaudited)
	Mechanical Group				Electrical Group
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2003	2002	2003	2002	2003	2002	2003	2002
Net Sales	$44,528	$46,315	$135,997	$141,156	$114,503	$107,682	$331,003	$318,128

Income From Operations	$3,636	$3,031	$10,191	$10,830	$8,013	$9,518	$24,789	$27,487